CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Series Trust of our report dated March 30, 2020, relating to the financial statements and financial highlights, which appears in SA PIMCO RAE International Value Portfolio’s (formerly SA Templeton Foreign Value Portfolio) Annual Report on Form N-CSR for the year ended January 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

Houston, Texas

January 25, 2021